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                                                                     Exhibit 5.1

                               September __, 1997



Board of Directors
Yurie Systems, Inc.
8301 Professional Place
Landover, Maryland  20785-2237

Gentlemen:

          We are acting as special counsel for Yurie Systems, Inc., a Delaware corporation (the "Company"), in connection with the public offering (the "Offering") pursuant to the Registration Statement on Form S-1 filed on September __, 1997, as amended (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") covering 2,020,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), consisting of 1,000,000 shares that may be offered by Mr. Kenneth D. Brody (the "Brody Shares"), 1,000,000 shares that may be offered by Amerindo Technology Growth Fund, Inc. (the "Amerindo Shares" and "Amerindo"), and 20,000 shares that may be offered by Oneline Management, Inc. (the "Oneline Shares" and "Oneline").

          In connection with the Opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and
(iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of the Opinion.

          In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the Opinion, we have relied upon, and assumed the accuracy of, representations and warranties contained in the documents and certificates and oral or
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Board of Directors
Yurie Systems, Inc.
September __, 1997
Page 2

written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

          Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that: (i) the Brody Shares and the Amerindo Shares were legally issued, fully paid and non-assessable, and (ii) the Oneline Shares, when issued, paid for and delivered in accordance with the terms of the option agreement between Oneline and the Company, will be legally issued, fully paid and non-assessable.

          The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

          The opinions expressed herein are solely for your benefit in connection with the Registration Statement and may not be relied upon in any manner or for any purpose by any other person and may not be quoted in whole or in part without our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                         FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                         By:  ___________________________________
                                Stephen I. Glover